Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
                Senior Executive Vice President
                Chief Financial Officer and Corporate Secretary
                631.537.1001 ext.7255

BRIDGE BANCORP, INC. ANNOUNCES SECOND QUARTER 2008 DIVIDEND

(Bridgehampton, NY – June 24, 2008) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®:BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on July 22, 2008 to shareholders of record as of July 8, 2008.  The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and
financial services through its wholly owned subsidiary, The Bridgehampton National Bank.   Established in 1910, the Bank, with assets of approximately $650 million, and a primary market area of eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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